Exhibit 99

NATIONAL FUEL GAS ANNOUNCES MANAGEMENT CHANGES:
Ronald J. Tanski named President and Chief Operating Officer
Matthew D. Cabell named Senior Vice President
David P. Bauer named Treasurer and Principal Financial Officer
John R. Pustulka named President of National Fuel Gas Supply Corporation

(June 10, 2010) Williamsville, New York: National Fuel Gas Company (NYSE:NFG) (“National Fuel” or the “Company”) is an integrated energy company with $5 billion of assets spread across four principal segments. The largest of those segments are: Exploration and Production (Seneca Resources Corporation), Pipeline and Storage (National Fuel Gas Supply Corporation and Empire Pipeline, Inc.) and Utility (National Fuel Gas Distribution Corporation). Today, National Fuel announces the following management changes, all to be effective July 1, 2010.

Ronald J. Tanski has been named President and Chief Operating Officer of the Company. Tanski will no longer be Treasurer and Principal Financial Officer of the Company, nor President of National Fuel Gas Supply Corporation. David F. Smith will continue to serve as Chairman and Chief Executive Officer.

In announcing this appointment, Mr. Smith said, “The skill, leadership and commitment that Ron has brought to senior executive positions in all the Company’s principal business units during his 31-year career will now be focused entirely on National Fuel’s overall business. Ron and I have worked together during our entire careers, and I am completely confident that Ron’s performance in his new role will be outstanding. The Board’s election of Ron to this position is evidence of the high regard and trust in which Ron is held by the Company’s Board of Directors and the investment community.”

Tanski joined National Fuel in 1979 and has served in a variety of positions in both the regulated and non-regulated businesses. Since 2004, Tanski has been Treasurer and Principal Financial Officer of the Company, and primarily responsible for the Company’s relationships with analysts, investors and credit rating agencies. Since 2008, he has also served as President of National Fuel Gas Supply Corporation. Before that, he served as President of National Fuel Gas Distribution Corporation. His experience also includes high-level management positions at Seneca Resources Corporation, in Houston, Texas; Empire Exploration, Inc., the Company’s Appalachian exploration and production subsidiary whose operations were merged with Seneca Resources in 1994; and Horizon Energy Development, Inc. Tanski earned a Bachelor of Arts in biology, Master of Business Administration and Juris Doctor degree from the State University of New York at Buffalo. He is a Board member of the Interstate Natural Gas Association of America (INGAA) and is a member of the Council of Accountancy at Canisius College. He resides in Tonawanda, New York.

Matthew D. Cabell, who will continue to serve as President of Seneca Resources Corporation, has been named a Senior Vice President of the Company.

“In the 3 1/2 years since Matt joined the Company, the team he has assembled has redirected our Exploration and Production business and made it a driver of the Company’s success and growth strategy. During his tenure, we sold our Canadian assets, began to de-emphasize the Gulf of Mexico and commenced our successful Marcellus Shale program. Matt’s leadership has made these achievements possible. His election as a senior executive of the parent company is further recognition of his contributions and the importance of Exploration and Production to the Company and its shareholders,” Smith said.

Cabell joined National Fuel in 2006 after 25 years of experience in the energy industry. He was a Division Geologist with Amerada Hess Corporation, Vice President – Gulf of Mexico Exploration with Texaco Corporation and Executive Vice President and General Manager with Marubeni Oil and Gas. Cabell earned a Bachelor of Science in geology from the University of Michigan and Master of Business Administration from Cornell University. He is a member of the American Natural Gas Alliance (ANGA) and the American Exploration & Production Council (AXPC). Cabell resides in Houston, Texas.

David P. Bauer has been named Treasurer and Principal Financial Officer of the Company, and will be responsible for the Company’s accounting, tax and finance departments.

“Dave has for many years been a key contributor to the Company’s financial strategy. His depth of knowledge in the increasingly complex arenas of finance, ratemaking and accounting makes him the ideal person to provide stability in this vital position,” said Smith.

Bauer joined National Fuel in 2001 after 10 years at what is now PricewaterhouseCoopers LLP. He is a Certified Public Accountant, and earned a Bachelor of Science in accounting at Boston College. Bauer is a Trustee and the Chairman of the Audit Committee of Canisius High School, and a Board member of the YMCA Niagara Buffalo. He resides in Clarence, New York.

John R. Pustulka, currently Senior Vice President of National Fuel Gas Supply Corporation, has been named President of that company.

Smith said, “John has spent his entire 35-year career in our interstate pipeline business. His understanding of the interstate natural gas industry, including the capabilities and opportunities associated with the Company’s complex system of pipelines, storage fields and related facilities, plus his work ethic and energy, make him the right person for the position of President of one of our two pipeline businesses.”

Pustulka joined National Fuel in 1974. He has been an officer of National Fuel Gas Supply Corporation since 1990, and has been at the heart of all the Company’s Pipeline and Storage projects and operations for many years. Pustulka earned a Bachelor of Science in civil engineering from the State University of New York at Buffalo and a Master of Business

Administration from Canisius College. He is on the Board of Directors of the Pipeline Research Council International, Inc. and the Interstate Natural Gas Association of America Foundation, Inc., and a member of the INGAA Operations Safety & Environment Committee. He resides in West Seneca, New York.

“One of the keys to our success is our leadership team, a group that has more than 250 years of experience in managing the valuable portfolio of assets that comprise National Fuel Gas Company. The depth of our management pool has enabled us to retain key people for the long term and to maintain a healthy mix of promotions from within and recruitment from outside the Company. We are confident that our latest senior level appointments will strongly position National Fuel for continued success,” Smith concluded.

National Fuel is an integrated energy company with $5.0 billion in assets comprised of the following four operating segments: Exploration and Production, Pipeline and Storage, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact: Media Contact:	Timothy J. Silverstein Nancy J. Taylor	716-857-6987 814-871-8699